EXHIBIT 11
TEXFI INDUSTRIES, INC.
COMPUTATION OF EARNINGS PER SHARE

                                                      Thirteen Weeks Ended
                                             	     January 27,   January 28,
                                         		 1995         1994

NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
  Balance at beginning of period .................    8,652,621     7,696,416
  Restricted Stock Forfeitures....................       (2,000)        --
    Balance at end of period .....................    8,650,621     7,696,416

PRIMARY:
  Net loss from continuing operations.............  $  (947,000)  $(2,854,000)
  Net loss from discontinued operations...........   (7,987,000)     (701,000)
  Net loss applicable to common
    stockholders .................................  $(8,934,000)  $(3,555,000

  Weighted average number of shares outstanding:
    Common stock outstanding for the period
     based on a daily weighted average ...........    8,652,599     7,696,416
    Common stock equivalents - outstanding stock
     options computed on the treasury stock
     method using average market price ...........       --           --
  Weighted average number of common and common
     equivalent shares outstanding ...............    8,652,599     7,696,416

  Per common share amounts:
    Net loss from continuing operations.........       $ (.11)       $(.37)
    Net loss from discontinued operations.......         (.92)        (.09)
      Net loss..................................       $(1.03)       $(.46)


FULLY DILUTED:
  Net loss from continuing operations.............  $  (947,000)  $(2,854,000)
  Net loss from discontinued operations...........   (7,987,000)     (701,000)
  Net loss applicable to common
    stockholders .................................  $(8,934,000)  $(3,555,000

Weighted average number of shares outstanding:
  Common stock outstanding for the period based
    on a daily weighted average ..................    8,652,599     7,696,416
  Common stock equivalents - outstanding stock
    options computed on the treasury stock method
    by using end-of-period market prices in lieu
    of average market prices .....................       --           --
                                                      8,652,599     7,696,416
  Increase in common shares assuming conversion
    of the 11-1/4% Convertible Senior Subordinated
    Debentures ...................................       --           --

Weighted average number of common and common
equivalent shares outstanding ....................    8,652,599     7,696,416
Per common share amounts:
  Excluding convertible debenture shares:
    Net loss from continuing operations.........       $ (.11)       $(.37)
    Net loss from discontinued operations.......         (.92)        (.09)
      Net loss..................................       $(1.03)       $(.46)
  Including Convertible Debenture Shares:
    Net loss from continuing operations.........       $ (.11)       $(.37)
    Net loss from discontinued operations.......         (.92)        (.09)
      Net loss..................................       $(1.03)       $(.46)

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